                                                                    EXHIBIT 2.19

                       AMENDMENT NO. 1 TO MERGER AGREEMENT

                  AMENDMENT, dated as of May 20, 1998, by and among Office Centre Corporation, a Delaware corporation, Office Centre Georgia, a Delaware corporation, Georgia Impressions, Inc., a Georgia corporation, William Carroll and Ronald Pace.

                              W I T N E S S E T H :
                              ---------------------

                  WHEREAS, the parties hereto are parties to that certain merger agreement, dated as of April 23, 1998 (the "Original Agreement"); and

                  WHEREAS, the parties desire to amend the Original Agreement in accordance with the terms set forth herein.

                  NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

                  1. EXHIBIT 7.2(b)(i) - WILLIAM CARROLL. Section 3(c) of
Exhibit 7.2(b)(i) to the Original Agreement with respect to William Carroll is hereby deleted in its entirety and replaced with the following:

                  "Transferable (subject to federal and state securities law restrictions) stock options for 25,000 shares (after giving effect to any reverse stock split of the Company's shares of Common Stock), exercisable at the initial public offering price of the Company, for a period of 10 years from the date of grant, which vest ratably over a three year period. Other stock options may be granted yearly in the discretion of the Company's Compensation Committee and approved by the Board of Directors of the Company."

                  2. EXHIBIT 7.2(b)(i) - RONALD PACE. Section 3(c) of Exhibit 7.2(b)(i) to the Original Agreement with respect to Ronald Pace is hereby deleted in its entirety and replaced with the following:

                  "Transferable (subject to federal and state securities law restrictions) stock options for 25,000 shares (after giving effect to any reverse stock split of the Company's shares of Common Stock), exercisable at the initial public offering price of the Company, for a period of 10 years from the date of grant, which vest ratably over a three year period. Other stock options may be granted yearly in the discretion of the Company's Compensation

                  Committee and approved by the Board of Directors of the Company."


                  3. The Original Agreement, as hereby amended, shall remain in full force and effect.

                  4. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one and the same instrument.

                  IN WITNESS WHEREOF, the parties have executed and delivered this instrument as of the date and year first above written.

                                  OFFICE CENTRE CORPORATION


                                  By:/s/ Robert J. Gillon, Jr.
                                     --------------------------------------
                                         Robert J. Gillon, Jr.


                                  OFFICE CENTRE GEORGIA


                                  By:/s/ Robert J. Gillon, Jr.
                                     --------------------------------------
                                         Robert J. Gillon, Jr.


                                  GEORGIA IMPRESSIONS, INC.


                                  By:/s/ Ronald C. Pace
                                     --------------------------------------
                                        Ronald C. Pace



                                     /s/ William D. Carroll
                                     --------------------------------------
                                     William D. Carroll


                                     /s/ Ronald C. Pace
                                     --------------------------------------
                                     Ronald Pace